Exhibit 5.1

Mayer Brown LLP
1675 Broadway
New York, New York 10019-5820

April 6, 2011	Main Tel +1 212 506 2500
Main Fax +1 212 262 1910
www.mayerbrown.com

TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577

Ladies and Gentlemen:

We have acted as outside counsel to TAL International Group, Inc. a Delaware corporation (the “Company”), in connection with the issuance and sale of an aggregate of 5,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Underwriting Agreement, dated March 31, 2011 (the “Underwriting Agreement”), by and among the Company, the several selling stockholders (the “Selling Stockholders”) named in Schedule B to the Underwriting Agreement and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriters”) named in Schedule A to the Underwriting Agreement.  Of the 5,500,000 shares of the Common Stock being sold, 2,500,000 shares (the “Company Offered Shares”) are to be issued and sold by the Company and 3,000,000 shares (the “Selling Stockholder Offered Shares” and together with the Company Offered Shares, the “Offered Shares”) are to be sold by the several Selling Stockholders.

The Offered Shares are to be offered and sold pursuant to a prospectus supplement dated March 31, 2011 and the accompanying base prospectus dated December 30, 2010 (collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-170169), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”).

In rendering the opinions set forth below, we have examined such corporate records and other documents and certificates of public officials and other instruments, and have made such investigations of law as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.   We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document.  As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials and on the representations and warranties of the Company contained in the Underwriting Agreement.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             The Company Offered Shares have been duly authorized, and when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.             The Selling Stockholder Offered Shares are validly issued, fully paid and nonassessable shares of Common Stock of the Company.

We are admitted to practice law in the State of New York and our opinions expressed herein are limited solely to the federal securities laws of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware and we express no opinion herein concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Mayer Brown LLP